Exhibit (d)(4)

BioMarin Pharmaceutical Inc.

105 Digital Drive

Novato, California 94949

May 10, 2025

Inozyme Pharma, Inc.

321 Summer Street, Suite 400

Boston, MA 02210

Attention: Board of Directors

Re:	Project Ingrid - Exclusivity

Ladies and Gentlemen:

BioMarin Pharmaceutical Inc. (“Purchaser”) and Inozyme Pharma, Inc. (the “Company”) wish to continue to engage in negotiations regarding a possible strategic transaction involving Purchaser and the Company (a “Possible Transaction”). In order to induce Purchaser to continue negotiations with the Company regarding a Possible Transaction (and in recognition of the time and effort that Purchaser has expended and may expend and the expenses that Purchaser may incur in pursuing these negotiations), the Company, intending to be legally bound, agrees as follows:

1.

The Company acknowledges and agrees that, until the earlier of the end of the Exclusivity Period (as defined in paragraph 5) or the date on which Purchaser advises the Company in writing that Purchaser is terminating negotiations regarding a Possible Transaction, the Company will not, and will not permit any of its Representatives (as defined in paragraph 5) to, directly or indirectly:

a.

solicit, induce or knowingly facilitate or encourage the initiation, making, submission or announcement of any expression of interest, inquiry, proposal or offer from any person or entity (other than Purchaser and its Representatives acting on its behalf) relating to a possible Acquisition Transaction (as defined in paragraph 5);

b.

participate in any discussions or negotiations with, or provide any information to, any person or entity (other than Purchaser and its Representatives acting on its behalf) relating to a possible Acquisition Transaction;

c.	respond to or accept any proposal or offer from any person or entity (other than Purchaser and its Representatives acting on its behalf) relating to a possible Acquisition Transaction; or

d.

approve or authorize any Acquisition Transaction or enter into any letter of intent or similar document or any agreement contemplating or otherwise relating to any Acquisition Transaction with any person or entity (other than Purchaser and its Representatives acting on its behalf).

2.

The Company acknowledges and agrees that, in addition to all other remedies available (at law or otherwise) to Purchaser, Purchaser shall be entitled to equitable relief (including injunction and specific performance) as a remedy for any breach or threatened breach of any provision of this letter agreement. The Company further acknowledges and agrees that Purchaser shall not be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this paragraph 2, and the Company waives any right it may have to require that Purchaser obtain, furnish or post any such bond or similar instrument.

3.

Nothing in this letter agreement shall be construed as an obligation of either of the parties hereto or any of their affiliates to enter into definitive documentation regarding the Possible Transaction or to consummate the Possible Transaction or any other transaction. The existence and terms of this letter agreement and the status of the discussions between the parties hereto shall be subject to the provisions of the Confidentiality Agreement between the Company and Purchaser, dated as of May 8, 2024.

4.

This letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware (without giving effect to principles of conflicts of laws). Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this letter agreement or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (a) agrees not to commence any such action or proceeding except in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof; (b) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof; (c) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in such courts; and (d) waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such courts. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law. Each party hereto irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this paragraph 4 by U.S. mail addressed to the address of such party set forth at the beginning of this letter agreement or on the signature page hereto. Nothing in this letter agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

5.	For purposes of this letter agreement:

a.

A party’s “Representatives” shall include its affiliates and its and its affiliates’ officers, directors, employees, attorneys, advisors, accountants, financial advisors, bankers, contractors, agents, financing sources and other representatives.

b.	“Acquisition Transaction” shall mean any transaction involving:

(i) the sale, license, disposition or acquisition of all or a material portion of the business or assets of the Company and its subsidiaries (on a consolidated basis);

(ii) the entry into a material licensing or commercial arrangement outside the ordinary course of business of the Company (in dollar value, terms, scope or otherwise) which would reasonably be expected to impact the ability or desire of either party to complete a Possible Transaction;

(iii) the issuance, grant, disposition or acquisition of (A) any material amount of capital stock or other equity securities of the Company or any “significant subsidiary” (as defmed in Regulation S-X promulgated under the Securities Act of 1933, as amended) of the Company (each, a “Significant Subsidiary”), (B) any option, call, warrant or right (whether or not immediately exercisable) to acquire any material amount of capital stock or other equity securities of the Company or any Significant Subsidiary, or (C) any security, instrument or obligation that is or may become convertible into or exchangeable for any material amount of capital stock or other equity securities of the Company or any Significant Subsidiary (excluding, in each case, the exercise of employee stock options in the ordinary course of business); or

(iv) any merger, consolidation, business combination, share exchange, reorganization, recapitalization or similar transaction involving the Company or any Significant Subsidiary.

c.

“Exclusivity Period” shall mean the period commencing upon execution of this letter agreement and ending at 11:59 p.m., Pacific time, on May 12, 2025, provided that the Exclusivity Period shall automatically and successively be extended by 24 hours without further action of either party if neither party provides notice of termination by 5:00 p.m., Pacific time, on the then-current expiration date of the Exclusivity Period.

Please confirm your agreement to the terms set forth in this letter agreement by signing below. This letter agreement may be executed in any number of counterparts (including via facsimile, .pdf or other electronic means), each of which shall be an original as regards any party whose signature appears thereon and all of which together shall constitute one and the same instrument. This letter agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all parties reflected hereon as signatories.

Very truly yours,

BioMarin Pharmaceutical Inc.

By:	/s/ James Sabry
Name: James Sabry
Title: EVP and Chief Business Officer

ACKNOWLEDGED AND AGREED:

Inozyme Pharma, Inc.

By:	/s/ Douglas A. Treco
Name:	Douglas A. Treco, Ph.D.
Title:	Chief Executive Officer

[Signature Page to Exclusivity Agreement]